EXHIBIT 10.1
                          PURCHASE AND SALE AGREEMENT

        THIS AGREEMENT is made and entered into this 30th day of March, 1997, by and among MRI BUSINESS PROPERTIES FUND, LTD., a California limited partnership, hereinafter called "SELLER" and SYMS CORP., hereinafter called "BUYER".
                              W I T N E S S E T H

          1. AGREEMENT TO SELL AND PURCHASE. For and in consideration of the Earnest Money, hereinafter defined, in hand paid by Buyer to Commonwealth Land Title Insurance Company, hereinafter called "HOLDER", the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, the following:

          (a) All that certain lot, tract or parcel of improved real estate more particularly described on EXHIBIT "A" attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Seller's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate, herein-after collectively called the "LAND";

          (b) All buildings, structures and other improvements of any and every nature located on the Land and all fixtures attached or affixed, actually or constructively, to the Land or to any such buildings, structures or other improvements, hereinafter collectively called the "IMPROVEMENTS";

          (c) All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property of every kind located on the Land or within the Improvements and used in connection with the operation, management or maintenance of the Land or the Improvements, excluding any such items owned by tenants of the Land or the Improvements, hereinafter collectively called the "PERSONALTY"; and

          (d) All of Seller's right, title and interest in, to and under every lease and other agreement for the use, occupancy or possession of any part of the Land or the Improvements, hereinafter collectively called the "LEASES".

The Land, the Improvements, the Personalty and the Leases are hereinafter sometimes collectively called the "PROPERTY".

     2. PURCHASE PRICE: METHOD OF PAYMENT. The purchase price for the Property, hereinafter called the "PURCHASE PRICE", shall be TWO MILLION FOUR HUNDRED THOUSAND DOLLARS ($2,400,000.00). The Purchase Price shall be paid by Buyer to Seller on the Closing Date, after crediting the Earnest Money, and subject to the prorations and adjustments hereinafter described, by wire delivery of funds through the Federal Reserve System to an account designated in writing by Seller. Notwithstanding the foregoing, in the event that Seller advises Buyer that Seller is a "FOREIGN PERSON" (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, hereinafter called the "CODE"), or in the event that Seller fails or refuses to deliver a certificate and affidavit of non-foreign status, or Buyer has actual knowledge that, such certificate and affidavit is false, Buyer shall deduct and withhold from the Purchase Price a tax equal to ten percent (10%) of the Purchase Price, as required by Section 1445 of the Code. Buyer shall remit such amount to, and file the required form with, the Internal Revenue Service, and Buyer shall receive a credit against the Purchase Price for the amount so withheld. Further notwithstanding the foregoing, in the event that Seller advises Buyer that Seller is a "nonresident" of the State of Georgia, as defined in O.C.G.A. Section 48-7-128(a), is not otherwise eligible for an exemption from the withholding requirements of O.C.G.A. Section 48-7-128, or in the event that Seller fails or refuses to deliver the affidavit of Seller's residence or a certificate of Seller's exemption, or in the event that Buyer receives actual or constructive notice that the Seller's affidavit is false or contains erroneous information, Buyer shall deduct and withhold from the Purchase Price a State of Georgia tax equal to three percent (3%) of the Purchase Price, or, alternatively, three percent (3%) of the Seller's gain if documented in compliance with O.C.G.A. Section 48-7-128. Buyer shall remit such amount to, and file the required form with the Commissioner of the Georgia Department of Revenue, and Buyer shall receive a credit against the Purchase Price for the amount so withheld.

     3. EARNEST MONEY. Contemporaneously with Buyer's execution of this Agreement, Buyer has delivered to Holder the sum of Fifty Thousand Dollars ($50,000.00), which sum, together with all interest actually earned thereon during the term of this Agreement, is herein called the "EARNEST MONEY". During the term of this Agreement, Holder shall hold the Earnest Money in an interest-bearing form reasonably satisfactory to Buyer and Seller. On the Closing Date, the Earnest Money shall be applied as part payment of the Purchase Price. The Earnest Money shall not be refundable to Buyer except as expressly provided in paragraphs 5(c), 7(b), 12, 14(b) and 17 of this Agreement.

     4. CLOSING. The closing of the purchase and sale of the Property, hereinafter called "CLOSING", shall take place through escrow at such time and on such date, herein called the "CLOSING DATE", as may be specified by written notice from Buyer to Seller not less than ten (10) days prior thereto; provided, however, that the Closing Date shall be on or before the ninetieth (90th) day after the date of this Agreement (the "CLOSING DEADLINE"), and, if Buyer shall fail to give notice designating the Closing Date, the Closing Date shall be, and the Closing shall take place at 10:00 A.M. on the Closing Deadline. In the event Buyer specifies a date earlier than Closing Deadline as the Closing Date, Buyer may thereafter postpone the Closing Date to a later date on or before the Closing Date by providing written notice to Seller at least two (2) business days before the then scheduled Closing Date.

     5.  ACCESS AND INSPECTION: DELIVERY OF DOCUMENTS AND INFORMATION BY SELLER:
EXAMINATION BE BUYER. (a) Between the date of this Agreement and the Closing Date, Buyer and Buyer's agents and designees shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, and any other investigations and inspections as Buyer may reasonably require to assess the condition of the Property; provided, however, that Buyer (i) shall give Seller reasonable prior notice of such inspections and investigations, including the name of Buyer's consultant and a description of the tests and inspections to be performed on the Property, and (ii) Buyer shall use its best efforts to minimize any interference with the operation of the Property; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, losses, damages and liabilities (including, but not limited to injury to person or damage to property) resulting from the activities of Buyer or Buyer's agents or designees on the Property. Seller shall have the right to disapprove of Buyer's consultant and/or the proposed tests and inspection on reasonable grounds (e.g., overly invasive testing means), in which case Buyer may propose alternative consultants and/or testing methods or
terminate this Agreement.   The provisions of this paragraph shall survive the
Closing or earlier termination of this Agreement.

          (b) On or before the fifteenth (15th) day after the date of this Agreement, Seller shall deliver to Buyer, if not previously delivered, or make available to Buyer for examination or copying by Buyer, at the address for Buyer set forth below Buyer's execution of this Agreement, the following documents and information with respect to the Property:

          (i) All surveys, plans, specifications and engineering data relating to the Property, and reports such as soils reports and environmental audits, which are in Seller's possession;

          (ii) All real property and other ad valorem tax bills regarding the Property for the two-year period preceding the date of this Agreement;

          (iii) A recent title commitment issued by Holder, together with legible copies of all instruments referenced therein; and

          (iv) Copies of the leases (the "LEASES") for the tenants of the Property listed on EXHIBIT "B".

     (c) Buyer shall have until the sixtieth (60th) day after the date of this Agreement (the "INSPECTION DEADLINE"), in which to examine and investigate the Property, and to determine whether the Property is suitable and satisfactory to Buyer. In the event that Buyer shall determine, in Buyer's sole and absolute judgment and discretion, that the Property is in any manner unsuitable or unsatisfactory to Buyer, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving written notice thereof to Seller on or before Inspection Deadline, in which event One Hundred Dollars ($100.00) of the Earnest Money shall be delivered to Seller as consideration for Seller's execution of and entry into this Agreement, the balance of the Earnest Money shall be refunded to Buyer immediately upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. Seller acknowledges that Buyer will expend time, money and other resources in connection with the examination and investigation of the Property hereinabove described, and that, notwithstanding the fact that Buyer may terminate this Agreement pursuant to this paragraph, such time, money and other resources expended, together with the payment of the portion of the Earnest Money hereinabove described to be paid to Seller in the event of a termination of this Agreement, constitute good, valuable, sufficient and adequate consideration for Seller's execution of and entry into this Agreement. It is further understood and agreed, and Buyer hereby acknowledges that the Inspection Deadline is more than ample time to review and inspect the condition of the Property and that if, for any reason, it is dissatisfied with the condition of the Property or with the information provided or available to Buyer within the Inspection Deadline, it has the unrestricted right to terminate this Agreement. Accordingly, in the event Buyer does not terminate this Agreement, and proceeds beyond the expiration of the Inspection Deadline, it is understood and agreed that the Property is being sold "as is", "where is" and "with all faults", and Seller makes no representation or warranty whatsoever as to the condition or value of the Property or otherwise except as set forth in Paragraph 11.

     6. PRORATIONS AND ADJUSTMENTS TO PURCHASE PRICE. The following prorations and adjustments shall be made between Buyer and Seller at Closing, or thereafter if Buyer and Seller shall agree, all with respect to the Purchase Price:

     (a) All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property, hereinafter called the "TAXES", for the year in which Closing occurs shall be prorated as of the Closing Date. In the event the Taxes for such year are not determinable at the time of Closing, said Taxes shall be prorated on the basis of the best available information, and Seller and Buyer shall re-prorate the Taxes for such year promptly upon the receipt of the tax bills for such year and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount of the Taxes used as a basis for the proration at Closing and the actual amount of the Taxes for such year. In the event any of the Taxes are due and payable at the time of Closing, the same shall be paid at Closing. If the Taxes are not paid at Closing, Seller shall deliver to Buyer the bills for the Taxes promptly upon receipt thereof and Buyer shall thereupon be responsible for the payment in full of the Taxes within the time fixed for payment thereof and before the same shall become delinquent;

     (b) The rent payable by tenants under the Leases; provided, however, that rent and all other charges which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Buyer shall cause the rent and other charges for the period prior to Closing to be remitted to Seller if and when collected. At Closing, Seller shall deliver to Buyer a schedule of all such past due but uncollected rent and other charges owed by tenants. Buyer shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then-current rent is not thereby created. In addition, percentage rent, reimbursement of operating expenses and real estate taxes, utility charges and any other payments, reimbursements or contributions by tenants under the Leases shall be prorated as follows: with respect to percentage rents (if any), Buyer, upon its receipt, shall furnish to Seller copies of all sales reports from tenants relative thereto, whereupon the percentage rent due (if any) shall be promptly calculated and prorated between Seller and Buyer; and the amount of other rents (including, without limitation, operating expenses, real estate taxes and utility charges), payment, reimbursements or contributions to be made by any tenant shall be made in accordance with such tenant's lease as existing as of Closing, and Buyer shall promptly pay to Seller a prorata portion of such rents, payments, reimbursements or contributions (based upon apportionment being made as of the Closing Date);

     (c) All utility charges for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Buyer, and Seller shall be credited with any deposits transferred to the account of Buyer; provided, however, that at either party's election any one or more of such utility accounts shall be closed as of the Closing Date, in which event Seller shall be liable and responsible for all charges for service through the Closing Date and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Buyer shall be responsible for reopening and reinstituting such service in Buyer's name, and shall be responsible for any fees, charges and deposits required in connection with such new account; and

     (d) Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date.

In making the prorations required by this paragraph, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Seller. The provisions of this Paragraph 6 shall survive the Closing until December 31, 1997.

     7. TITLE. (a) Seller covenants to convey to Buyer at Closing good and marketable fee simple title in and to the Property. For the purposes of this Agreement, "good and marketable fee simple title" shall mean fee simple ownership which is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions, hereinafter defined; and (ii) insurable by a title insurance company reasonably acceptable to Buyer, at then current standard rates, under the standard form of ALTA owner's policy of title insurance, with the standard printed exceptions therein deleted, and without exception other than for the Permitted Exceptions. For the purposes of this Agreement, the term "PERMITTED EXCEPTIONS" shall mean: (i) current city, state and county ad valorem taxes and special assessments not yet due and payable; (ii) easements for the installation or maintenance of public utilities serving only the Property; (iii) any other matters specified on EXHIBIT "C" attached hereto; and (iv) tenants in possession described on Exhibit "B".

     (b) Buyer shall have until the Inspection Deadline in which to examine title to the Property and in which to give Seller written notice of objections which render Seller's title less than good and marketable fee simple title. Thereafter, Buyer shall have until the Closing Date in which to reexamine title to the Property and in which to give Seller written notice of any additional objections which arise from any new matters disclosed by such reexamination. Seller shall undertake to eliminate or modify such unacceptable exceptions to the satisfaction of Buyer. In the event Seller is unable or unwilling to eliminate or modify any such unacceptable exceptions or agree to do so at or before Closing within ten (10) days after Seller receives Buyer's written notice of title objections, Buyer may terminate this Agreement by notice in writing to Seller within ten (10) days after the expiration of Seller's ten (10) day cure period, or may accept such title as Seller can deliver. The failure of Buyer to notify Seller prior to the expiration of the time periods specified herein shall be deemed to be the Buyer's acceptance of the state of title reflected in such Title Policy. In the event Seller is unable to convey title to the Property in accordance with this paragraph and Buyer elects to terminate this Agreement, Buyer shall be entitled to the return of the Earnest Money as Buyer's sole remedy and Seller and Buyer shall have no further obligations or liabilities to the other.

     8. SURVEY. Buyer shall have the right to cause an as built survey of the Property to be prepared by a surveyor registered and licensed in the State of Georgia and designated by Buyer, which survey shall depict such information as Buyer shall require. Upon completion of a plat of the survey, Buyer shall furnish Seller with a copy thereof. The survey shall be used as the basis for the preparation of the legal description to be included in the limited warranty deed to be delivered by Seller to Buyer at Closing.

     9. PROCEEDINGS AT CLOSING. On the Closing Date, the Closing shall take place as follows:

     (a) Seller shall deliver to Buyer the following documents and instruments, duly executed by or on behalf of Seller in form and substance reasonably satisfactory to Seller and Buyer: (i) a limited warranty deed, in recordable form, conveying the Land and the Improvements; (ii) a bill of sale with limited warranty of title, conveying the Personalty; (iii) an assignment of leases (the "ASSIGNMENT OF LEASES") transferring and assigning the Leases and containing Buyer's assumption of the obligations of Seller arising under the Leases after the Closing Date; (iv) a seller's affidavit with respect to the Property; (v) if Seller is not a Foreign Person, a certificate and affidavit of non-foreign status; and (vi) a certificate and affidavit as to whether (A) Seller is a resident of the State of Georgia as defined in O.C.G.A. Section 48-7-128, (B) Seller is deemed to be a resident of the State of Georgia pursuant to O.C.G.A. Section 48-7-128, or (C) the purchase and sale of the Property is otherwise exempt from the withholding requirements of O.C.G.A. Section 48-7-128.

     (b) Seller shall use reasonable efforts to deliver estoppel certificates from the tenants set forth on Exhibit B in form reasonably acceptable to Buyer; provided, however, Buyer acknowledges that the delivery of such estoppel certificates is not a condition precedent to Buyer's obligations under this Agreement and Seller has not covenanted that it will be able to deliver such estoppel certificates and shall not be in default under this Agreement if such certificates are not delivered at Closing.

     (c) Seller shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer that Seller has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller's duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Buyer at Closing, have been accomplished.

     (d) Buyer shall deliver to Seller the Assignment of Leases duly executed by or on behalf of Buyer, and Buyer shall pay the remainder of the Purchase Price, after crediting the Earnest Money and making the adjustments and prorations provided for in this Agreement, to Seller in accordance with the provisions of this Agreement.

     10. COSTS OF CLOSING. Seller shall pay the state of Georgia Realty Transfer Tax payable on the transfer of the Land and the Improvements, all recording costs relating to any title clearance matters and Seller's attorneys' fees. Buyer shall pay all recording costs relating to the purchase by Buyer of the Property, the cost of any survey obtained pursuant to paragraph 8 hereof, the premium for any owner's policy of title insurance issued in favor of Buyer insuring Buyer's title to the Property and Buyer's attorneys' fees. All other costs and expenses of the transaction contemplated hereby shall be borne by the party incurring the same.

     11. WARRANTIES, REPRESENTATIONS AND ADDITIONAL COVENANTS OF SELLER. Seller represents, warrants and covenants to and with Buyer, knowing that Buyer is relying on each such representation, warranty and covenant, that:

     (a) Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of California.

     (b) Seller has the lawful right, power, authority and capacity to sell the Property in accordance with the terms, provisions and conditions of this Agreement.

     (c) There are no actions, suits or proceedings pending or to the best of Seller's knowledge threatened against, by or affecting Seller which affect title to the Property or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign.

     (d) The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date, and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller is bound, or by which Seller was created or exists; and this Agreement, and the covenants and agreements of Seller under this Agreement, are the valid and binding obligations of Seller, enforceable in accordance with their terms.

     (e) On the Closing Date, all required action will have been taken by Seller authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Seller of the documents and instruments to be executed and delivered by Seller on the Closing Date, and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

     (f) On the Closing Date, Seller will not be indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Property for which any such person could claim a lien against the Property; on or before Closing, Seller shall terminate all service contracts pertaining to the maintenance or operation of the Property, including those contracts listed on EXHIBIT D attached hereto.

     (g) Seller will pay or cause to be paid promptly when due all city, state and county ad valorem taxes and similar taxes and assessments, all sewer and water charges and all other governmental charges levied or imposed upon or assessed against the Property between the date hereof and the Closing Date, and will pay or cause to be paid all expenses incurred in the use, occupancy and operation of the Property between the date hereof and the Closing Date; provided, however, Seller shall not be obligated under the terms of this Agreement to incur in excess of twenty-five thousand dollars for the repair (but not usual and customary maintenance) of any portion of the Property.

     (h) To the best of Seller's knowledge, during the period of Seller's ownership, no portion of the Property has ever been used by Seller as a landfill or as a dump to receive garbage, refuse, waste or fill material whether or not hazardous. Seller, to the best of Seller's knowledge, during the period of Seller's ownership, has not stored, handled, installed or disposed of any Hazardous Substances (as hereinafter defined) in, on or about the Property or any other location within the vicinity of the Property; and, to Seller's knowledge, there is no Hazardous Substances on the Property. As used in this Agreement, the terms "Hazardous Substances" means asbestos, polychlorinated biphenyl and such materials, waste, contaminants or other substances defined as toxic, dangerous to health or otherwise hazardous by cumulative reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC Section6901 et. seq. ("RCRA"); (ii) the Hazardous Materials Transportation Act, 49 USC Section1801, et. seq.; (iii) the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC Section9601 et. seq. ("CERCLA"); (iv) applicable laws of the jurisdiction where the Property is located; and (v) any federal, state or local statutes, regulations, ordinances, rules or orders issued or promulgated under or pursuant to any of those laws or otherwise by any department, agency or other administrative, regulatory or judicial body. The term "Hazardous Substances" does not include usual and customary cleaning and other supplies necessary for the normal operations, maintenance and/or occupancy of the Property by Seller or any of its tenants.

     (i) There are no pending, or to the best of Seller's knowledge, threatened or contemplated, condemnation actions involving all or any portion of the Property; and, to the best of Seller's knowledge, there are no existing, proposed or contemplated plans to widen, change the grade of, modify or realign any public rights-of-way located adjacent to any portion of the Land.

     (j)  Attached hereto as EXHIBIT B is a true and correct copy of a Rent
Roll for the Property which sets forth all tenants in possession of the Property. Seller's managing agent has previously delivered to Buyer copies of all Leases for tenants in possession at the Property as set forth on the Rent Roll. To Seller's knowledge, the Leases delivered are true, complete and correct copies of the Leases, without further modification or amendment. Seller has not received any written notice of any default or breach on the part of the landlord under any Lease, nor to Seller's knowledge, does there exist any such default or breach on part of the landlord.

     (k) Notwithstanding anything to the contrary provided herein, Buyer shall have no right to pursue any action against Seller pursuant to this Paragraph 11 as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect if Buyer has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing and Buyer nevertheless closes the transfer of title hereunder. The representations and warranties of Seller contained in this Paragraph 11 will survive the Closing for a period of six (6) months after the Closing Date; and
(i) any claim based upon any alleged breach thereof must be alleged (in writing) within such six (6) month period and (ii) any action based upon any alleged breach thereof must be commenced within one (1) year after Closing. Failure to give notice or commence an action on any alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     (l) As used in this Agreement, the words "to Seller's knowledge" or words of similar import shall be deemed to mean and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Exeter Capital Corporation, without such persons having any obligation to make any independent inquiry or investigation whatsoever, except "due inquiry" as described below. Nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the officers of Exeter Capital Corporation.

     (m) As used in this Agreement, the words "after due inquiry" or words of similar import shall be deemed to mean, and shall be limited to mean, that Exeter Capital Corporation has confirmed (orally or in writing) the accuracy of a particular representation or warranty with Metric Realty who is the current property manager for the Property. As noted in subsection (l) above, nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the within named individuals.

     12. CONDITIONS OF BUYER'S OBLIGATIONS. Buyer's obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to Seller having fully and completely kept, observed, performed, satisfied and complied with all terms, covenants, conditions, agreements, requirements, restrictions and provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Seller before, on or as of the Closing Date. If the foregoing condition has not been satisfied or performed or waived in writing by Buyer on or as of the Closing Date, Buyer shall have the right, at Buyer's option, either: (i) to terminate this Agreement by giving written notice to Seller on or before the Closing Date, in which event all rights and obligations of Seller and Buyer under this Agreement shall expire, and this Agreement shall become null and void; or (ii) if such failure of condition constitutes a failure by Seller to perform any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions of this Agreement, or otherwise constitutes a default by Seller under this Agreement, to exercise such rights and remedies as may be provided for in paragraph 14 of this Agreement, or (iii) to waive the condition and proceed to close. In either of events (i) or (ii), the Earnest Money shall be refunded to Buyer immediately upon request.

     13. POSSESSION AT CLOSING. Seller shall surrender possession of the Property to Buyer on the Closing Date.

     14. REMEDIES. (a) If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Buyer under this Agreement, the Earnest Money paid hereunder prior to Buyer's default shall be delivered to Seller as full liquidated damages for such default. Seller and Buyer acknowledge that Seller's actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, that such liquidated damages represent the Seller's and Buyer's best estimate of such damages and that the Seller and Buyer believe such liquidated damages are a reasonable estimate of such damages. Seller and Buyer expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, as permitted by O.C.G.A. Section 13-6-7, in the event of Buyer's default and as compensation for Seller's taking the Property off the market during the term of this Agreement. Such delivery of the Earnest Money shall be the sole and exclusive remedy of Seller by reason of a default by Buyer under this Agreement, and Seller hereby waives and releases any right to sue Buyer, and hereby covenants not to sue Buyer, for specific performance of this Agreement or to prove that Seller's actual damages exceed the Earnest Money which is herein provided Seller as full liquidated damages.

     (b) In the event that Seller fails to consummate the transaction herein contemplated in accordance with the terms of this Agreement, after the performance or tender of performance by Buyer or all of its obligations hereunder, at Buyer's election, Buyer shall (i) be entitled to terminate this Agreement whereupon the Holder shall return the Earnest Money to Buyer and Buyer shall be entitled to reimbursement from Seller of its actual out-of-pocket expenses of Buyer's counsel and third parties conducting due diligence (i.e., title, survey, engineer and environmental reports, based upon paid receipts tendered by Buyer to Seller) not to exceed Thirty Thousand Dollars ($30,000.00), or (ii) be entitled to sue Seller for specific performance of this Agreement provided, however, Seller shall not be required to expend in excess of Thirty Thousand Dollars ($30,000.00) to correct any matter Seller did not deliberately cause. The parties agree that should Buyer be unsuccessful in obtaining the remedy set forth in (ii) above, Buyer's sole remedy shall be as set forth in subparagraph (i) above.

     15. INDEMNIFICATION. Seller shall, and does hereby, indemnify, defend and hold Buyer harmless from, against and in respect of: any matter arising out of, by reason of or with respect to any of the Leases or claims of third parties pertaining to any injury to or the death of any person or damage to property of third parties arising from Seller's ownership of the Property prior to the Closing Date.

     16. RISK OF LOSS AND INSURANCE. Between the date of this Agreement and Closing, the risks and obligations of ownership and loss of the Property and the correlative rights against insurance carriers and third parties shall belong to Seller. In the event of the damage or destruction of any portion of the Property prior to Closing, the Purchase Price shall be reduced by the total of any insurance proceeds received by Seller prior to Closing by reason of such damage or destruction and not used to repair the Property and by the amount of any deductible applicable to the policy of insurance, and, at Closing, Seller shall assign to Buyer all insurance proceeds to be paid or to become payable after Closing by reason of such damage or destruction.

     17. CONDEMNATION. In the event of the taking of all or any part of the Property by eminent domain proceedings, or the commencement or bona fide threat of the commencement of any such proceedings, prior to Closing, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving written notice thereof to Seller prior to Closing, in which event the Earnest Money shall be refunded to Buyer immediately upon request, all rights and obligations of Seller and Buyer under this Agreement shall expire, and this Agreement shall become null and void. If Buyer does not so terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller prior to Closing with respect to any taking, and, at Closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds to be paid or to become payable after Closing by reason of any taking. Seller shall notify Buyer of eminent domain proceedings within five (5) days after Seller receives written notice thereof.

     18. ASSIGNMENT. This Agreement may not be assigned without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion. Notwithstanding the foregoing, Buyer shall have the right, power and authority to assign this Agreement and all rights hereunder to any affiliated entity in which Buyer has a fifty percent (50%) or more ownership and control interest or, for a limited partnership, in which Buyer is the managing general partner or, for a limited liability company, in which Buyer is the managing member. Buyer shall be and remain liable and responsible for payment and performance of all obligations hereunder or undertaken by Buyer to be paid or performed pursuant to any permitted assignment.

     19. PARTIES. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Buyer, Seller and their respective successors and assigns.

     20. BROKER AND COMMISSION. (a) All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker, with the exception of Spectrum Realty Advisors (the "BROKER"). Seller and Buyer warrant and represent to each other that other than with regard to Broker, Seller and Buyer have not entered into any agreement or arrangement and have not received services from any broker or broker's employees or independent contractors which would give rise to any claim of lien or lien against the Property pursuant to the Georgia Commercial Real Estate Broker Lien Act, and there are and will be no broker's commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications except the commission payable to Broker by Seller in accordance with the terms and provisions of subparagraph (b), below. Buyer shall in no event be responsible or liable for the payment of any commission or fee to Broker in connection with the purchase and sale of the Property. If the purchase and sale of the Property is consummated in accordance with this Agreement, payment of the commission specified in subparagraph (b), below shall constitute full and complete payment and satisfaction of any and all commissions, fees, charges and claims of Broker and Broker's agents, employees, representatives and affiliates arising from, in connection with or with respect to this Agreement and the purchase and sale of the Property. Seller and Buyer shall and do each hereby indemnify, defend and hold harmless each of the others from and against the claims, demands, actions and judgments of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.

          (b) Broker has acted as agent for Seller in this transaction and is to be paid a commission by Seller according to a separate agreement between Broker and Seller.

     21. FURTHER ASSURANCES: SURVIVAL. At Closing, and from time to time thereafter, Seller shall do all such additional and further acts, and shall execute and deliver all such additional and further deeds, affidavits, instruments, certificates and documents, as Buyer, Buyer's counsel or Buyer's title insurer may reasonably require fully to vest in and assure to Buyer full right, title and interest in and to the Property to the full extent contemplated by this Agreement and otherwise to effectuate the purchase and sale of the Property as contemplated by and provided for in this Agreement. Notwithstanding any provision of this Agreement to the contrary, the indemnification provisions of paragraphs 5, 15 and 20 of this Agreement shall survive any termination of this Agreement.

     22. MODIFICATION. This Agreement supersedes all prior discussions and agreements among Seller and Buyer with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding among Seller and Buyer with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Buyer.

     23. APPLICABLE LAW. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia.

     24. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

     25. TIME; DATES. Time is and shall be of the essence of this Agreement. All references to the "date of this Agreement" shall be deemed to refer to the later of the date of Buyer's or Seller's execution of this Agreement. If any time period or deadline set forth in this Agreement falls on a Saturday, Sunday or federal banking holiday, such time period or deadline shall be extended until the next succeeding business day.

     26. CAPTIONS. The captions and headings used in this Agreement are for convenience only and do not in any way restrict, modify or amplify the terms of this Agreement.

     27. EXHIBITS. Each and every Exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each Exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

     28. NOTICES. All notices, requests, demands, tenders, and other communications under this Agreement shall be in writing. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given when actually delivered, or when delivered to a nationally recognized commercial courier for next day delivery, or when deposited in the United States Mail, Certified Mail, Return Receipt Requested, with all postage prepaid, to the address for each party set forth below its execution of this Agreement, or when transmitted by facsimile to the telecopy number for each party set forth below its execution of this Agreement. A copy of any notice transmitted by facsimile shall also be sent by a nationally recognized commercial courier for next day delivery, to the address for each party set forth below its execution of this Agreement. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender, or other communication. Any party, by written notice to the others in the manner herein provided, may designate an address different from that stated above.

          IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement, all as of the day and year first written above.

SELLER:

Signed, sealed and delivered in         MRI BUSINESS PROPERTIES FUND,
presence of:                            LTD.

                                        By:  Exeter Capital Corporation,
                                             its attorney in fact

/s/ William W. Post                     By:  /s/ Peter Braverman
Notary Public                                Peter Braverman,
My Commission Expires: February 13, 1999     Vice President


                                Initial address for notices:

                                c/o Peter Braverman
                                    Winthrop Financial Associates
                                    100 Jericho Quadrangle
                                    Jericho, New York  11753
                                    Telephone Number: (516)822-0022
                                    Telecopy Number: (516)433-2777

                                    With a copy to:

                                    Post & Heymann, LLP
                                    Attn: William W. Post
                                    100 Jericho Quadrangle
                                    Suite 214
                                    Jericho, New York 11753
                                    Telephone Number:(516) 681-3636
                                    Telecopy Number: (516) 433-2777

                                    Date of Seller's Execution:
                                        3/31/97


BUYER:

Signed, sealed and delivered in         SYMS CORP.
presence of:

                                        By: /s/ Marcy Syms

/s/ Kristine A. Kulesz
Notary Public
My Commission Expires: September 17, 1997


                              Initial address for notices:

                              c/o  Marcy Syms
                                   Syms Corp.
                                   One Syms Way
                                   Secaucus, New Jersey  07094
                                   Telephone Number (201) 902-9600
                                   Telecopy Number (201) 902-9270


                                   With a copy to:

                                   Donald Levine, Esquire
                                   5 Hemlock Drive
                                   Roslyn, NY  11516
                                   Telephone Number (516) 621-6460
                                   Telecopy Number (516) 484-4815

                                   Date of Buyer's Execution:
                                   3/30/97

                                  EXHIBIT "C"

1.Rights of the tenants under unrecorded leases per Exhibit B.

2.All matters disclosed by plat of As-Built Survey of Parkway Village Shopping
  Center for MRI Business Properties Fund, Ltd. prepared by Robert Lee White, Georgia Registered Land Surveyor No. 2080, Planners and Engineers Collaborative, dated April 13, 1978, revised November 10, 1978, updated June 1, 1984 and revised June 13, 1984.

3.Lease from Post Ridge, Limited to Super X Drugs of Georgia, Inc., dated April
  15, 1974, recorded at Deed Book 1539, page 218, Cobb County, Georgia records, assigned to Post Ridge Associates by Assignment of Leases dated November 10, 1978 recorded in Deed Book 1946, page 22 aforesaid records, with Assignment of Leases dated June 15, 1984 to MRI Business Properties Fund Ltd. recorded in Deed Book 3161, page 543, aforesaid records. [To be removed as exception upon closing]

4.Lease from Post Ridge, Limited to the Kroger Co., dated May 1, 1974, recorded at Deed Book 1539, page 220, said records, as assigned to Post Ridge Associates, Ltd. dated November 10, 1978 recorded in Deed Book 1946, page 22 aforesaid records, as assigned to MRI Business Properties Fund, Ltd. dated June 15, 1984 recorded in Deed Book 3161, page 543 aforesaid records. [To be removed as exception upon closing]

5. Sewer Easement from Post Ridge, Ltd. to Exxon Corporation, dated October 18, 1974, recorded in Deed Book 1565, page 322, said records.

6.Easement from Post Ridge, Ltd. to Exxon Corporation, dated October 18, 1974, recorded at Deed Book 1565, page 325, said records.

7.Permissive Use and Hold Harmless Agreement between City of Marietta and its
  Board of Lights and Waterworks and Post Ridge, Ltd. and Tri-Kell Investments, Inc., dated January 12, 1977, recorded at Deed Book 1747, page 700, said records.

8.Declaration of Reciprocal Easements by Post Ridge, Ltd., dated May 10, 1978, recorded at Deed Book 1888, page 124, said records.

9.Party Wall Declaration by Post Ridge, Ltd., dated May 10, 1978, recorded at
  Deed Book 1888, page 133 said records.

10.Memorandum of Lease between Post Ridge Associates, Ltd. and W.R. Grace & Co., dated November 13, 1978, recorded at Deed Book 1948, page 529, said records, as assigned to MRI Business Properties Fund, Ltd. dated June 15, 1984, recorded in Deed Book 3161, page 543 aforesaid records. [To be removed as exception at closing]

11.Distribution Line Permit from Post Properties, Inc. to Board of Lights and
   Water, dated June 2, 1977, recorded at Deed Book 1791, page 167, said records.

12.Distribution Line Permit from Post Properties, Inc. to Board of Lights and
   Water, dated June 13, 1978, recorded at Deed Book 1904, page 252, said records.

13.Easements contained in Right of Way Deed from J. Sims Maddox, Cone M.
   Maddox, Jr., Cone M. Maddox, III, John H. Hartley, Willie R. Cox and J.R. Eubanks to State Highway Department of Georgia, dated April 18, 1967, recorded at Deed Book 985, page 398, said records.

14.Easement from J.R. Eubanks to Board of Lights and Water Works, dated June
   30, 1970, recorded at Deed Book 1176, page 485, said records.

15.Easement from J.R. Eubanks to Board of Lights and Water Works, dated June
   30, 1970, recorded at Deed Book 1176, page 487, said records.

16.Easements contained in Right of Way deed from William H. Malone to State
   Highway Department of Georgia, dated October 24, 1967, recorded at Deed Book 1006, page 196, said records.

17.Distribution Line Permit from Post Properties, Inc. to Board of Lights and
   Water Works, dated November 1, 1974, recorded at Deed book 1567, page 837, said records.

18.Easement from Post Properties, Inc. to Board of Lights and Water Works, dated March 19, 1975, recorded at Deed Book 1591, page 215, said records.

19.Easements to Humble Oil & Refining Company contained in Warranty Deed from
   Cone M. Maddox, Jr. and John B.. Hartley, as to an undivided 1/6 interest each, and Willie R. Cox, a/k/a W. R.. Cox, and J.R. Eubanks, as to an undivided 2/6 interest each to Humble Oil & Refining Company, dated March 19, 1970, recorded at Deed Book 1147, page 112, said records.

20.Rights of Pizza Ring Enterprises, Inc. retained in Quitclaim Deed from
   Pizza Ring Enterprises, Inc. to Post Ridge, Ltd., dated February 16, 1976, recorded at Deed Book 1668, page 730, said records.

21.Distribution Line Permit from Humble Oil & Refining Company to Board of
   Lights and Water Works, dated July 7, 1970, recorded at Deed Book 1166, page 539, said records.

22.A portion of subject property borders Marietta Parkway (S.R. 120 Loop), which is a limited access highway with rights of access limited to those points designated by the State Highway Department of Georgia.

23.Easement contained in unrecorded cable Communications Service Agreement dated
   April 11, , between Cartersville Cable TV, Inc. and Post Ridge, Ltd. (as to easement area described as (d) on EXHIBIT "A" attached hereto and made a part hereof only).

24.Indemnity Agreement dated March 15, 1990, between MRI Business Properties
   Fund, Ltd. and Georgia Department of Transportation recorded at Deed Book 6025, page 28, aforesaid records.